EXHIBIT 99.1


                                        NEWS RELEASE

                                        Company Contacts:
                                        Investors:   Frank Hopkins or Scott Rice
                                        Media and Public Affairs: Susan Spratlen
                                                                  (972) 444-9001


                 Pioneer Provides Drilling and Financial Update

Dallas, Texas, January 25, 2007 - Pioneer Natural Resources Company (NYSE:PXD) provided an update today on recent drilling activities in Tunisia, South Texas and Mississippi, confirmed 2006 finding and development costs and updated guidance on fourth quarter 2006 earnings.

Drilling Update

Pioneer has a sizeable acreage position in the Ghadames Basin of southern Tunisia with an interest in 5 blocks, totaling 3.9 million acres. In the Adam Concession, Pioneer has participated in 11 wells, with 10 successes, two of these within the last few months. The Company holds a 20% interest in the Concession in partnership with Eni (Operator), Talisman and ETAP. The recently drilled Hawa development well began producing during the fourth quarter of 2006 bringing total Adam production to over 20,000 barrels per day (BPD), or approximately 3,500 BPD net to Pioneer.

The Company also participated in a new exploratory discovery on the Adam Concession. Data from the well logs and tests of the first of several zones are encouraging, and testing is expected to be completed this month. First production is expected during the first quarter.

Pioneer also announced three additional oil discoveries in Tunisia which extend the Company's successful exploration program to two blocks bordering the Adam Concession. Pioneer drilled two of the discoveries on its operated Jenein Nord Block (50% interest assuming ETAP participation). Drilling continues on one of the wells to also evaluate a deeper target before testing begins.

On the Borj El Khadra Block, where Pioneer has a 20% interest (assuming ETAP participation), an exploratory well encountered a pay zone with excellent porosity and has been put on an extended production test to further evaluate its potential. The produced oil is being trucked for sales through facilities on the Adam Concession.

As a result of this success, Pioneer continues to believe that Tunisia has the potential to become a core area for the Company with attractive investment returns and finding costs. Pioneer is currently running three drilling rigs in Tunisia, including one rig operated by Pioneer. Near-term drilling plans include an additional exploration well on the Pioneer-operated Jenein Nord Block and two additional wells on the Adam Concession. After the performance of the discovery wells has been monitored for several months, additional appraisal wells may also be drilled.



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In South Texas,  Pioneer continues its expansion activities in the Edwards Trend where its legacy Pawnee field is located. More than 300 billion cubic feet (Bcf) of gas is ultimately expected to be produced from the Pawnee field, and Pioneer is extending its success in the area with several additional discoveries along the Trend. In 2006, the Company increased its Trend acreage position to over 270,000 gross acres and drilled 16 exploration and appraisal wells targeting new field discoveries with 88% success, exceeding expectations and increasing proved gas reserves. The six discoveries announced to date hold estimated gross resource potential of 150 to 325 Bcf.

Since the end of the third quarter of 2006, three new wells have been added to production in the Edwards expansion area, bringing the total to eight producing wells. Gross production from these eight wells is more than 9 million cubic feet per day (MMCFPD). Six wells are awaiting pipelines or testing.

Having 3-D seismic data has significantly enhanced field development in the Pawnee field, allowing Pioneer to more accurately locate and orient the horizontal wells for optimal results. To expand its 3-D data coverage to include new discoveries and additional prospects, the Company plans to shoot and interpret approximately 850 square miles of new data. Multiple surveys are planned for 2007, with three already underway. While the new seismic work is being completed, Pioneer will direct most of its investments in the Edwards Trend to lower-risk, lower-cost development drilling on existing discoveries where 3-D data is currently available.

The Company is particularly encouraged with recent results from its infill program in the Pawnee field. A new horizontal well was recently drilled within a developed section of the field and is initially producing more than 5 MMCFPD. Additional infill drilling locations are currently being evaluated.

To revitalize existing horizontal wells in the field, Pioneer has initiated a pilot using more extensive fracture stimulation techniques and is excited with initial results. Horizontal wells in the field are completed open-hole and have traditionally been lightly stimulated with acid. By performing a sand-propped fracture stimulation on one of its existing horizontal wells, the Company increased production from the well from approximately 100 thousand cubic feet per day (MCFPD) to an initial rate of approximately 1,000 MCFPD. Pioneer plans to fracture stimulate additional horizontal wells, including newer producing wells, as the year progresses to further evaluate the potential for a more extensive program. Plans are also in progress to expand the gas gathering infrastructure in the area to accommodate expected production growth and to maximize efficiency at Pioneer's Pawnee Plant.

Pioneer is also building an acreage position covering multiple plays in the Mississippi Salt Basin and now holds leases and option interests covering over 300,000 acres. Over the next two to three years, the Company expects to test a number of opportunities and to continue technical work that is currently underway.

One of the lower risk opportunities in the portfolio is the redevelopment of the Bolton Gas Field in Hinds County, Mississippi. The first well of the project was drilled to 17,600 feet and penetrated multiple gas-bearing Cotton Valley sands. Currently the well is being logged, and completion design work is progressing. The location for the next well has been built, and drilling will commence immediately after operations are completed on the current well. Pioneer plans to drill at least one more well in 2007 during this initial phase of the project. Facility construction is underway, and first production is anticipated in mid-2007.

Pioneer has also concluded drilling operations on its first well testing the Norphlet formation in Mississippi. The well was drilled in Wayne County and, after extensive evaluation, has been plugged and abandoned resulting in a fourth quarter 2006 charge of approximately $16 million. Information from the well is being kept confidential at this time as Pioneer and its partners incorporate


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information  gained  from  this well into the  technical  analysis  of the play.
Future drilling plans will be determined after the technical analysis is completed.

Financial Outlook

Pioneer continues to expect full-year finding and development costs for 2006 to be in the range of $15 to $20 per barrel oil equivalent (BOE), consistent with the Company's guidance in March 2006.

Earnings from continuing operations for the fourth quarter of 2006 are expected to range from $.17 to $.22 per diluted share. Pioneer's production and cost performance were strong while exploration and abandonment expense was higher than normal as a result of charges not directly related to the quarter's drilling activities. Details are provided below.

Fourth quarter 2006 production is expected to average approximately 101 thousand barrels per day on an oil equivalent basis (MBOEPD) and exceed the 2006 year-end exit rate of 95 MBOEPD to 100 MBOEPD that was forecasted in March 2006. Total production for 2006 is expected to be approximately 35.9 million barrels oil equivalent (MMBOE), which is at the high end of the full-year production guidance range provided by the Company in March 2006 of 33 to 37 MMBOE.

The Company's fourth quarter realized price for oil, including the effects of hedges, is expected to average approximately $61.45 to $61.95 per barrel, including approximately $12.58 per barrel related to deferred revenue from volumetric production payments (VPPs) for which production is not recorded. Pioneer's fourth quarter realized price for natural gas liquids is expected to range from $32.50 to $33.00 per barrel. The Company's fourth quarter realized price for gas, including the effects of hedges, is expected to average approximately $5.50 to $5.80 per thousand cubic feet (Mcf), including approximately $.58 per Mcf related to deferred revenue from VPPs for which production is not recorded.

Total exploration and abandonment expense during the fourth quarter of 2006 is expected to be $128 million to $133 million. The fourth quarter exploration and abandonment expense includes a $33 million increase in the estimated cost to abandon East Cameron 322, which was destroyed by Hurricane Rita, offset by insurance coverage that is reflected in other income (see detailed discussion below). Excluding the additional abandonment accrual for East Cameron 322, which was not forecasted in the Company's November 2006 guidance, exploration and abandonment expense was at the top end of the guidance range.

Exploration and abandonment expense will include approximately $13 million of costs associated with an unsuccessful test of the Flying Cloud prospect adjacent to Pioneer's Clipper discovery in the deepwater Gulf of Mexico, as previously disclosed, and approximately $16 million associated with the unsuccessful Norphlet well in Mississippi. It will also include approximately $11 million associated with drilling activities in lower-risk resource plays in the Edwards Trend in South Texas, the Uinta and Piceance basins in the Rockies and in Canada.

Pioneer will also expense exploration costs of approximately $18 million related to previously drilled discoveries that were suspended pending additional commercialization, appraisal and/or technical work which was completed during the fourth quarter of 2006. Approximately $7 million of that total is associated with two discoveries previously drilled on the Gulf of Mexico shelf during 2005 which are no longer expected to be developed considering the rise in development costs and Pioneer's onshore focus. Approximately $7 million relates to prior period exploration costs for Pioneer's Boomslang discovery drilled offshore South Africa during 2001. The Boomslang field is not part of the South Coast Gas Project currently being developed. While the field could potentially be tied in to the project's infrastructure at a future date, commercialization plans have not progressed sufficiently to allow the Company to continue to capitalize the


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exploration costs related to the discovery.  Approximately $4 million relates to an appraisal well drilled in 2005 on the Company's Anaguid Block in Tunisia. The appraisal well encountered gas and condensate in the similar horizon as the initial exploration well, but after further technical analysis, it has been determined that the well is not commercial.

In addition, exploration expense will include $32 million to $34 million for personnel and seismic investments, primarily related to the Edwards Trend and Uinta and Piceance basin areas and other onshore resource plays Pioneer is currently pursuing, and $5 million to $8 million for delay rentals, acreage abandonments and other expenditures.

During the fourth quarter of 2006, the Company received notification denying its application to "reef in place" a substantial portion of the East Cameron 322 debris. As a result, the Company increased its estimate for debris removal by $33 million, bringing the total estimated cost to reclaim and abandon the facility to $119 million. Pioneer expects that substantially all of the cost for debris removal will be covered by insurance, and recorded estimated insurance recoveries of $43 million in other income during the fourth quarter. The Company believes that a substantial portion of the total estimated cost to reclaim and abandon the facility is covered by insurance, and additional insurance recoveries will be recorded to other income in future periods. Operations to reclaim and abandon the East Cameron 322 facilities began in January 2007, and the Company expects to incur a substantial portion of its accrued costs in 2007.

Fourth quarter production costs (including production and ad valorem taxes and transportation costs) are expected to average $10.40 to $10.65 per BOE. These costs are expected to be less than prior guidance primarily due to lower than anticipated 2006 ad valorem taxes.

Depreciation, depletion and amortization expense is expected to average $10.10 to $10.50 per BOE. General and administrative expense is expected to be $29 million to $31 million. Interest expense is expected to be $24 million to $25 million, offset by interest income of approximately $3 million. Accretion of discount on asset retirement obligations is expected to be approximately $1 million. Each of these financial measures was within the ranges provided by the Company in its November 2006 guidance.

The Company's fourth quarter effective income tax rate is expected to range from 47% to 52%, principally due to a higher proportion of the Company's fourth quarter income coming from Tunisia which has a higher income tax rate. Cash income taxes are expected to be less than $5 million and principally related to Tunisian income taxes.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States, Canada, South Africa and Tunisia. For more information, visit Pioneer's website at www.pxd.com .

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties which may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, third party approvals, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, availability of drilling equipment, Pioneer's ability to replace reserves, implement its business plans or complete its development projects as scheduled, access to and cost of capital, the assumptions underlying production forecasts, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.


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Cautionary Note to U.S.  Investors -- The SEC permits oil and gas companies,  in their filings with the SEC, to disclose only proved  reserves that a company has
demonstrated  by  actual   production  or  conclusive   formation  tests  to  be
economically and legally producible under existing economic and operating conditions. Pioneer uses certain terms in this release, such as "resource potential," "expected" or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer.


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